Exhibit 99.1

INVESTOR RELATIONS CONTACT:
E. J. Bird
Senior Vice President and Chief Financial Officer
847-286-8700
FOR IMMEDIATE RELEASE
April 8, 2019

SEARS HOMETOWN AND OUTLET STORES, INC.
ANNOUNCES RECEIPT OF TRANSACTION PROPOSAL FROM TRANSFORM HOLDCO

HOFFMAN ESTATES, IL - Sears Hometown and Outlet Stores, Inc. (“our,” “we,” or the “Company”) (NASDAQ: SHOS) today announced that it received a proposal (the “Proposal”) during the evening on Friday, April 5, from Transform Holdco LLC (“Transform”), an entity affiliated with the Company’s majority stockholder ESL Investments, Inc. (“ESL”), to acquire all of the outstanding shares of the Company’s common stock not already owned by ESL and its affiliates for a purchase price of $2.25 per share.

The Board of Directors of the Company has granted a special committee of independent directors the exclusive authority to review and evaluate the Proposal and, if deemed advisable by the special committee, to engage in discussions or negotiations concerning the Proposal, or to reject the Proposal.

The special committee is composed of Kevin Longino, William Phelan and David Robbins.  Mr. Robbins serves as chair of the special committee.  The special committee has retained PJ Solomon as its financial advisor and Shearman & Sterling LLP as its legal advisor.

The Proposal stated that Transform would only intend to proceed with its Proposal if it is approved by the full Board of Directors of the Company upon the recommendation of the special committee.

Following the review of the Proposal by the special committee and its advisors, the special committee concluded that a transaction on the terms contemplated by the Proposal would not be in the best interests of the Company’s unaffiliated stockholders and communicated that conclusion to representatives of Transform.  The parties are continuing discussions regarding potential transactions between the parties.

The Company does not intend to comment on or disclose further developments, if any, regarding the Proposal or such discussions unless and until it deems further disclosure is appropriate or required.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “forward-looking statements”), including statements regarding the terms of a potential transaction. The forward-looking statements are subject to significant risks and uncertainties that may cause our actual results, performance, and achievements in the future to be materially different from the future results, future performance, and future achievements expressed or implied by the forward-looking statements. The forward-looking statements are based upon the current beliefs and expectations of our management and should be read in conjunction with the other cautionary statements, including “Risk Factors,” that is included in our Annual Report on Form 10-K for our fiscal year ended February 3, 2018, “Cautionary Statements Regarding Forward-Looking and Other Information” that is included in our Current Report on Form 8-K furnished March 29, 2019, and in our other filings with the Securities and Exchange Commission and our other public announcements.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  The forward-looking statements included in this news release are made only as of the date of this news release.  We undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances, or otherwise, except as required by law.

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